Exhibit 10(c)

AMENDED AND RESTATED

TAX ALLOCATION AGREEMENT OF

ALFA CORPORATION

AGREEMENT dated January 1, 2007 by and among Alfa Corporation, (“Parent”) and each of its undersigned subsidiaries.

WITNESSETH

WHEREAS, the parties hereto are members of an affiliated group (“Affiliated Group”) as defined in Section 1504(a); and

WHEREAS, such Affiliated Group will file a U.S. consolidated income tax return for its taxable year ending December 31, 2007, and is required to file consolidated tax returns for subsequent years; and

WHEREAS, such affiliated group desires to have its tax allocation agreement to be consistent with the broad principles of FAS 109 and SSAP 10; and

WHEREAS, such affiliated group desires to elect, pursuant to Rev. Proc. 90-39, to change its tax allocation method to the percentage method; and

WHEREAS, it is the intent and desire of the parties hereto that a new method be established for allocating the consolidated tax liability of the Affiliated group among its members, for reimbursing the Parent for payment of such tax liability, and to provide for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent taxable years,

WHEREAS, Alfa Alliance Insurance Corporation, by means of demutualization and subsequent merger into the Alfa Corporation group became a member of the affiliated group on January 1, 2007; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows;

1.	A U.S. consolidated income tax return shall be filed by the Parent for the taxable year ending December 31, 2007, and for each subsequent taxable period in respect of which this agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each subsidiary shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such returns.

2a.	The tax liability of the group shall be allocated to the several members of the group on the basis of the percentage of the total tax which the tax of such member if computed on a separate return would bear to the total amount of the taxes for all members of the group so computed.

2b.	The tax liability of the group shall be apportioned under the percentage method of Treas. Reg. Section 1.1502-33(d)(3). This percentage method allocates tax liability based upon the absorption of tax attributes, without taking into account the ability of any member to subsequently absorb its own tax attributes.

3.	Payment of the consolidated tax liability for a taxable period shall include the payment of estimated tax installments due for such taxable period, and each subsidiary shall pay to the Parent its share of each payment within ten days of receiving payment from the Parent, but in no event later than the due date for each such payment. Any amounts paid by a subsidiary on account of a separate return or separate estimated tax payments which are credited against the consolidated tax subsidiary. Any overpayment of estimated tax should be returned to the subsidiary.

4.	If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and in the case of a refund, the Parent shall make payment to each member for its share of the refund, determined in the same manner as in paragraph 2 above, within ten days after the refund is received by the Parent, and in the case of an increase in tax liability, each member shall pay to the Parent its allocable share of such increased tax liability, each member shall pay to the Parent its allocable share of such increased tax liability within ten days after receiving notice of such liability from the Parent.

5.	If, during a consolidated return period the Parent or any subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this agreement.

6.	This agreement shall apply to the taxable year beginning, January 1, 2006, and all subsequent taxable periods unless the Parent and the subsidiaries agree to terminate the agreement. Notwithstanding such termination, this agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

7.	This agreement shall be binding upon and insure to the benefit of any successor, whether by statutory merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on March 2, 2007.

ATTEST:		ALFA CORPORATION

By:	/s/ H. Al Scott	By:	/s/ Jerry A. Newby
	Its Secretary		Its President

ATTEST:	ALFA INSURANCE CORPORATION

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA GENERAL INSURANCE CORPORATION

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA FINANCIAL CORPORATION

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA AGENCY GEORGIA, INC.

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA AGENCY MISSISSIPPI, INC.

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA BENEFITS CORPORATION

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA LIFE INSURANCE CORPORATION

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	ALFA VISION INSURANCE CORPORATION

By: /s/ H. Al Scott	By: /s/ Jerry A. Newby
Its Secretary	Its President

ATTEST:	THE VISION INSURANCE GROUP, LLC

By: /s/ David Tetzlaff	By: /s/ John C. Russell
Its Secretary	Its Chief Manager

ATTEST:	ALFA ALLIANCE INSURANCE CORPORATION

By: /s/ H. Al Scott	By: /s/ Douglas S. Joyce
Its Secretary	Its President